UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

August 28, 2015

Date of report (Date of earliest event reported)

Great Lakes Aviation, Ltd.

(Exact name of registrant as specified in its charter)

Iowa	0-23224	42-1135319
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1022 Airport Parkway

Cheyenne, WY 82001

(Address of principal executive offices, including zip code)

(307) 432-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously disclosed in a Form 10-Q filed on August 14, 2015 with the Securities and Exchange Commission by Great Lakes Aviation, Ltd. (the “Company”), the Company was not in compliance with the fixed charge coverage ratio covenant contained in the Loan Agreement dated as of December 22, 2014 between the Company and Callidus Capital Corporation (the “Lender”). Because of the Company’s non-compliance with this financial covenant, on August 28, 2015, the Company received notification (the “Notice”) from the Lender that it was in default under the Loan Agreement. As a result of being in default, the Lender has the right to declare the Company’s debt obligations (approximately $27.5 million) to be immediately due and payable, to terminate the Lender’s obligation to advance any additional borrowings under the original terms of the Loan Agreement, and to take possession of substantially all of the Company’s assets. In addition, the event of default increases the rate of interest the Company will pay on outstanding obligations from 14% per year to a default rate of 17%.

A copy of the Notice is filed herewith as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Notice from Callidus Capital Corporation through its legal counsel to Great Lakes Aviation, Ltd. dated August 28, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Great Lakes Aviation, Ltd.

Date: September 18, 2015	By:	/s/ Stan Gadek
Stan Gadek
Chief Financial Officer

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